CUSIP No. 780008108	13D	PAGE 13 OF 13 PAGES

Exhibit (5) Required by Item 7 of Schedule 13D

AGREEMENT

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates Michael Ostroff as its agent and attorney-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: May 29, 2003

UMG DUET HOLDINGS, INC.

By:	/s/ NORMAN EPSTEIN
Name:	Norman Epstein
Title:	Executive Vice President

UNIVERSAL MUSIC GROUP, INC.

By:	/s/ NORMAN EPSTEIN
Name:	Norman Epstein
Title:	Executive Vice President

VIVENDI UNIVERSAL S.A

By:	/s/ GEORGE E. BUSHNELL III
Name:	George E. Bushnell III
Title:	Vice President